Exhibit 10.59

July 17, 2001

VIA FACSIMILE

Creative Brands Group, Inc.

c/o Ken Raasch

239 Forrester

Los Gatos, CA 95032

                RE:          Letter Agreement

Dear Ken:

                The purpose of this Letter Agreement (“Agreement”) is to set forth the basic terms of the agreement by which Creative Brands Group, Inc. (“CBG”) will manage and develop the licensing, key account and certain new business initiatives for Media Arts Group, Inc. (“MAGI” or the “Company”).  Certainly, it will be necessary to work out the details of the relationship, including policies and procedures for CBG to follow in carrying out its responsibilities, so this Agreement contemplates that those policies and procedures will be established during the early stages of the relationship.

Purpose of Contractual Relationship

                It is the belief of MAGI that by outsourcing its licensing and key accounts business to CBG, MAGI will not only receive better and more professional services in these areas, but will realize both an increase in revenues and a decrease in relative operating expenses.  With respect to new business initiatives, it is also contemplated that, through the experience of CBG representatives in the industry, MAGI will be presented with additional business opportunities that will provide revenue growth and enhance the overall value of the Company.

Nature of Services to be Provided

                CBG shall manage and service MAGI’s existing licensing and key account relationships.  Existing licensing relationships will be provided to CBG by MAGI, along with any necessary documentation, including license agreements, following the execution of this Agreement at a mutually agreed upon time and place.  The key account relationships are presently defined as:  Avon Products, Inc. and QVC.

                CBG shall also be responsible for growing and developing the licensing and key accounts businesses of MAGI.  New licensing relationships shall be those with new licensees or with existing licensee for products or articles not previously licensed by MAGI to such licensees.  In fulfilling this responsibility, CBG shall adhere to MAGI’s policies and procedures, to be established, consistent with MAGI’s overall annual and strategic business plans.

                With respect to new business initiatives, CBG shall take direction from MAGI as to the types of new business initiatives desired by MAGI, and CBG shall also provide advice and recommendations for new business initiatives which, in the opinion of CBG, are consistent with MAGI’s annual and strategic business plans.

Compensation to CBG; Term of Agreement

                CBG shall be compensated for existing licensing relationships at the rate of 7.5% of current revenues therefrom.  This rate is determined by MAGI to provide cost savings to MAGI for the management of such existing licensing relationships when compared to the overall costs of in-house management of such relationships.  Current revenues from existing licensing relationships are estimated to be $8 million.  To the extent that CBG is able, through its management and development of existing licensing relationships, to increase revenues to MAGI from the existing licensing relationships, then CBG shall be entitled to be compensated at the rate of 20% of the increase in revenues from existing licensing relationships.  To the extent that CBG, through its development efforts, causes MAGI to receive revenue from new licensing relationships, then CBG shall be entitled to be compensated at the rate of 20% of the revenue from new licensing relationships.  In the event that licensing revenues received by MAGI decrease or otherwise fall below the current revenues from existing licenses, CBG shall be compensated at the rate of 7.5% of the licensing revenues, even if such revenues are received from new licensing relationships (ensuring that MAGI receives the cost savings contemplated by this Agreement).

                CBG shall be compensated for existing key account relationships at the rate of 5% of net wholesale revenues.  This rate is determined by MAGI to provide cost savings to MAGI for the management of such existing key account relationships when compared to the overall costs of in-house management of such relationships.  To the extent that CBG, through its development efforts, causes MAGI to receive revenue from new key account relationships, then CBG shall be entitled to be compensated at the rate of 8% of net wholesale revenues from new key account relationships.  The parties agree to establish an appropriate baseline for revenues from key accounts in the event of changes to current key accounts or business strategies.

                On revenues from new business initiatives developed by CBG, CBG shall be compensated at the rate of 8% of net wholesale revenues.  In the event the new business initiative developed by CBG is of a nature that the compensation rate of 8% of net wholesale revenues is inappropriate, then MAGI and CBG shall negotiate an appropriate rate, consistent with the purpose of this Agreement.  For all new business initiatives developed by CBG, the compensation rate, whether at 8% or at another rate, shall be determined by MAGI and CBG in advance of the formal establishment of the new business initiative.

                The initial term of this Agreement shall be five (5) years, with an automatic renewal of five years in the event CBG meets mutually agreed upon performance criteria. Terms of any renewal period, to the extent the terms are different than those contained herein, shall be determined by agreement between MAGI and CBG prior to the beginning of the renewal period.  If the parties cannot come to agreement on the terms of the renewal period, then the Agreement shall expire at the end of the initial five-year term.

Additional Terms

                The parties shall establish minimum performance criteria for CBG which CBG must meet during the term of this Agreement.  In the event of CBG’s failure to meet such minimum performance criteria, then, after a reasonable period to cure such failure and a failure to cure, MAGI shall be entitled to terminate this Agreement without further obligation to CBG.  Should CBG cure its failure of performance, then the Agreement shall remain in full force and effect.  When establishing the minimum performance criteria, the parties shall also agree upon the duration of the period in which CBG may cure any failure of performance.  These terms shall be included in the policies and procedures to be established by MAGI and CBG, as contemplated above.

                The parties agree all legal issues, including contract terms of licensing agreements, key accounts and new business initiatives, shall be determined by MAGI.

                MAGI shall provide support personnel for product development undertakings required by this Agreement.  The use of such product development personnel shall be governed by the policies and procedures to be established by the parties.

                CBG shall provide on-site personnel for management of licensing issues and approvals, with MAGI having final approval on all such issues.  MAGI shall provide access to digital files and other assets necessary for CBG’s performance hereunder.

                MAGI shall provide a reasonable budget for trade shows and advertising.  CBG shall provide estimates on such budgetary requirements, with MAGI having final approval.  Travel expenses associated with CBG’s performance hereunder (including international travel expenses, when appropriate) shall be subject to MAGI’s prior approval and shall be consistent with MAGI’s own travel policies and procedures.

                CBG shall be responsible for its own staffing, overhead and general expenses associated with the performance of its responsibilities hereunder.

                Provided this Agreement accurately sets forth the substance of our discussions, please indicate your acceptance by signing in the space provided below.  We at Media

Arts Group, Inc. look forward to a mutually rewarding relationship which will provide great value to our shareholders.

Respectfully submitted,

/s/ Anthony D. Thomopoulos

Media Arts Group, Inc.
Anthony D. Thomopoulos
Interim Chief Executive Officer
Chairman of the Board

Accepted:

Creative Brands Group, Inc.

By:	/s/ Kenneth Raasch
Kenneth E. Raasch

Date:	7/17/01